AMENDMENT TO

FUND ADMINISTRATION AGREEMENT

THIS AMENDMENT TO FUND ADMINISTRATION AGREEMENT (“Amendment”) is dated as of June 12, 2021 (the “Amendment Effective Date”), by and between WP Trust, a Delaware statutory trust (the “Trust”) and Premier Fund Solutions, Inc (“PFS”), a California corporation.

RECITALS

WHEREAS, the Trust and PFS desire to amend the existing Fund Administration Agreement (the “Existing Agreement”) pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Existing Agreement. The Existing Agreement is hereby amended as follows:

Fund Administration

Fee Schedule

Exhibit A

Name of Series Date Effective

IPS Strategic Capital Absolute Return Fund June 14, 2021

Annual fee based upon average assets per fund:

7 basis points on first $200 million

5 basis points on next $500 million

3 basis points on the balance

Minimum monthly fee per fund: $2,800

Multi class funds: $500 monthly fee per additional class

Plus out-of pocket expenses and reimbursements, including but not limited to:

Proxies

Special reports

Printing of Annual Prospectus, SAI, Annual and Semi-Annual Reports

Federal and state regulatory filing fees

Certain insurance premiums

Expenses from board of trustees meetings

Auditing expenses

Legal expenses

Edgarization Fees ($10 per page)

Fees and out-of-pocket expense reimbursements are billed monthly

2.     No Other Changes.     In all other respects, the Existing Agreement shall remain unchanged and in full force and effect in accordance with the terms thereof. In the event of any conflict between the terms of the Existing Agreement and the terms set forth herein, the terms set forth herein shall prevail and govern the interpretation of the agreement between the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the Amendment Effective Date.

        WP Trust

        By: /s/ Charles S. Stoll

        Name: Charles S. Stoll

        Title: Chairman

        Premier Fund Solutions, Inc

        By: /s/ Jeffrey R. Provence

        Name: Jeffrey R. Provence

        Title: President